Exhibit 99.1

For Immediate Release	Contact:	Jonathan Sears Woodall
April 9, 2007		919-687-7835
919-687-7821 Fax
jon.woodall@mfbonline.com

M&F BANCORP, INC. ANNOUNCES FOURTH QUARTER RESULTS

DURHAM, NC — (APRIL 9, 2007) M&F BANCORP, INC. (the Company), a bank holding company whose wholly-owned subsidiary is Mechanics and Farmers Bank (M&F Bank), reported net income in the fourth quarter of 2006 of $0.352 million or $0.21 per diluted share, versus net income of $0.090 million, also $0.06 per diluted share, in the fourth quarter of 2005. Factors contributing to the improved results for the fourth quarter of 2006, as compared to the same period in 2005, were threefold; a lower provision for loan losses associated with continued improvement in asset quality, continued strong performance by the investment portfolio in terms of absolute return as well as on a fully tax equivalent basis, and a nonrecurring and nontaxable gain associated with maturity of two bank owned life insurance policies (the “Nontaxable Gain”).

Net income for the year ended December 31, 2006 was $1.786 million or $1.05 per diluted share, versus $0.772 million or $0.45 per diluted share for the same period in 2005. Net interest income increased by $0.470 million or 5.1%, to $9.771 million on a year over year basis versus 2005. This increase is primarily attributable to a sharp increase in interest and dividends on investments and interest income on cash balances of $1.544 million, or 98.5%, offset by an increase in interest expense on deposits of $1.436 million, or 41.6%, from 2005 to 2006. On a year over year basis, noninterest income was relatively flat, excluding the effects of net losses on sale of investments of $0.031 million in 2006 versus net gains of $0.364 million in 2005. Similarly, noninterest expense for 2006 of $10.190 million increased by 0.9% over 2005 of $10.098 million, excluding the effects of a nonrecurring expense of $0.577 million associated with the Company’s Supplemental Executive Retirement Plan (the “SERP Charge”).

Net interest income decreased by 0.9% to $2.357 million in the fourth quarter of 2006, versus $2.379 million in the fourth quarter of 2005, related primarily to lower loan fundings coupled with a decrease in the net interest spread to 3.68% in 2006 from 3.93% in 2005. In terms of asset quality, the provision for loan losses continued to improve in the fourth quarter of 2006, $0.130 million in 2006 versus $0.293 million in 2005. Noninterest income decreased 26.5% to $0.822 million in the fourth quarter of 2006 from $1.119 million in the year-ago quarter, primarily due to a decrease in fees of $0.146 million. Noninterest expense decreased by $0.508 million, or 15.9%, to $2.681 million for the quarter ended December 31, 2006, primarily due to the nonrecurring SERP Charge in 2005. The Company reported income tax expense in the fourth quarter of 2006 of $0.016 million versus an income tax benefit of $0.074 million for the three-month period ended December 31, 2005. Benefiting the fourth quarter of 2006 was a lower than normal effective tax rate of 4.3% directly related to the aforementioned Nontaxable Gain.

Total assets increased by $22.193 million to $268.008 million as of December 31, 2006 from $245.815 million as of December 31, 2005, with deposits increasing 9.9% to $223.829 million as of December 31, 2006 from $203.752 million as of December 31, 2005, primarily related to a $15.000 million strategic deposit from a money center bank during the fourth quarter of 2006. Net loans decreased to $159.013 million as of December 31, 2006 from $165.228 million as of December 31, 2005. As of the end of the fourth quarter of 2006, shareholders’ equity increased to $21.762 million, or $12.83 per diluted share, which represented an equity-to-assets ratio of 8.1%.

Non-performing assets, including non-accrual loans, accruing loans more than 90 days past due and foreclosed assets, were $1.395 million as of December 31, 2006, or 0.5% of assets, versus $5.781 million or 2.35% of assets as of December 31, 2005. The allowance for loan losses was $2.501 million as of December 31, 2006 versus $2.921 million as of December 31, 2005.

Commenting on the fourth quarter results, Kim D. Saunders, president and Chief Executive Officer effective as of February 26, 2007 commented, “I am very pleased to have joined the M&F team and am looking forward to the remainder of 2007 and beyond. The fourth quarter and annual results speak volumes about this organization and its commitment to serving our customers. The Board of Directors, my team and I recognize the tremendous enterprise value within our organization, and we are excited about our plans to fully maximize all of our resources and assets for the benefit of our shareholders and customers. This year marks M&F Bank’s 100th year anniversary, and we anticipate even greater accomplishments in our future. That’s why we say to one and all: welcome to our next great century.”

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $268 million as of December 31, 2006, is the parent company of M&F Bank. The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP” or “MFBP.OB”. For additional information, contact M&F Bancorp, Inc. Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC at 919.687.7800, or visit www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information, including details of some of the factors that could affect the accuracy of forward-looking statements, is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission, which are available at www.sec.gov or www.mfbonline.com.

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